As filed with the Securities and Exchange Commission on May 6, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

reAlpha Tech Corp.
(Exact name of registrant as specified in its charter)

Delaware	86-3425507
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6515 Longshore Loop, Suite 100

Dublin, OH 43017

(707) 732-5742

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Giri Devanur

Chief Executive Officer

reAlpha Tech Corp.

6515 Longshore Loop, Suite 100

Dublin, OH 43017

Tel.: (707) 732-5742

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Nimish Patel, Esq.

Blake Baron, Esq.

Gabriel Miranda, Esq.

Mitchell Silberberg & Knupp LLP

437 Madison Avenue, 25th Floor

New York, NY 10022

(917) 546-7709

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not resell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, nor is it a solicitation of offers to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MAY 6, 2025

8,437,502 Shares of Common Stock

Issuable Upon Exercise of Outstanding Warrants

This prospectus relates to the resale of up to 8,437,502 shares of common stock, $0.001 par value per share, of reAlpha Tech Corp. (the “Company,” “we,” “our” or “us”) by the selling stockholders listed in this prospectus or their permitted transferees, which we refer to in this prospectus as the “selling stockholders.” The shares of common stock registered for resale pursuant to this prospectus consist of 8,437,502 shares of common stock (the “Warrant Shares”) issuable upon the exercise of certain outstanding warrants (the “Warrants”).

The Warrants were issued to the selling stockholders in a private placement offering (the “Private Placement”), which closed on April 8, 2025, and have an exercise price of $0.75 per share. The Warrants will become exercisable on the date on which stockholder approval (the “Stockholder Approval”) of the issuance of the Warrant Shares upon exercise of the Warrants is obtained and deemed effective until November 24, 2028. See “Private Placement” for more information on the Private Placement and Stockholder Approval.

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in their shares of common stock on any stock exchange, market or trading facility on which the shares of common stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” in this prospectus for more information. We will not receive any proceeds from the resale or other disposition of the shares of common stock by the selling stockholders. However, we will receive the proceeds of any cash exercise of the Warrants. See “Use of Proceeds” beginning on page 9 and “Plan of Distribution” beginning on page 10 of this prospectus for more information.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “AIRE.” The last sales price of our shares of common stock, as reported on Nasdaq on May 5, 2025, was $0.6249 per share.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in any of our securities involves a high degree of risk. Please read carefully the section entitled “Risk Factors” in this prospectus and the “Risk Factors” section contained in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                       , 2025.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling stockholders named in this prospectus may offer and sell the shares of common stock described in this prospectus in one or more offerings. Any accompanying prospectus supplement or any related free writing prospectus may also add, update or change information contained in this prospectus or in any documents incorporated by reference into this prospectus. If the information varies between this prospectus and any accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. You should read this prospectus, any accompanying prospectus supplement and any related free writing prospectus, together with the information incorporated herein or therein by reference, as described under the heading “Where You Can Find More Information,” before investing in the shares of common stock offered hereby.

You should rely only on the information that we have included or incorporated by reference into this prospectus, any accompanying prospectus supplement and any applicable free writing prospectus. We have not, and the selling stockholders have not, authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any applicable free writing prospectus that we may authorize to be provided to you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any applicable free writing prospectus. This prospectus, any accompanying prospectus supplement and any applicable free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus, any accompanying prospectus supplement or any applicable free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

For investors outside the United States, neither we nor the selling stockholders have done anything that would permit this offering, or possession or distribution of this prospectus, any prospectus supplement or free writing prospectus, in any jurisdiction where action for that purpose is required other than in the United States. Persons outside the United States who come into possession of this prospectus, any applicable prospectus supplement or free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

Unless the context otherwise requires, references to “we,” “our,” “us” or the “Company” in this prospectus mean reAlpha Tech Corp. and its subsidiaries, as applicable.

All references to “this prospectus” refer to this prospectus and any applicable prospectus supplement, including the documents incorporated by reference herein and therein, unless the context otherwise requires.

Trademarks, service marks or trade names of any other companies appearing in this prospectus are the property of their respective owners. Use or display by us of trademarks, service marks or trade names owned by others is not intended to and does not imply a relationship between us, and/or endorsement or sponsorship by, the owners of the trademarks, service marks or trade names.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our consolidated financial statements and related notes thereto, and the exhibits to the registration statement of which this prospectus is a part.

Overview

We are a real estate technology company developing an end-to-end commission-free homebuying platform, which we have named reAlpha (hereinafter referred to as the “reAlpha platform”). Our goal is to offer through our AI-powered platform a more affordable, streamlined experience for those on the journey to homeownership. The reAlpha platform integrates AI-driven tools to offer, among others, tailored property recommendations, an intuitive visual interface, mortgage brokering, digital title and escrow services within the platform. Our tagline: “No fees. Just keys. TM” reflects our mission to eliminate traditional barriers to homeownership and make it more accessible and transparent.

The reAlpha platform assists homebuyers with tasks such as mortgage pre-approval, booking tours, sending offer letters and completing property acquisitions. The reAlpha platform also provides market insights, detailed property data, and uses large language models to answer queries and facilitate the homebuying process via a user-friendly, 24/7 web platform and iOS application. The reAlpha platform’s capabilities are complemented and supported by licensed real estate agents with reAlpha Realty, LLC, our in-house brokerage firm, on a no-obligation and commission-free basis. Although the reAlpha platform is currently only available for homebuyers in 20 counties in Florida, we intend to expand its capabilities nationwide by the end of 2026 depending on numerous factors, including, among other things, our ability to acquire and maintain real estate and mortgage licenses in all 50 U.S. states and the District of Columbia, obtain additional MLS data, create and run successful marketing campaigns nationwide to gain brand recognition and increase our geographical reach and build a scalable technology infrastructure.

Our Business Model and AI Technologies

We are continuously working to commercialize, enhance and refine our AI technologies and the reAlpha platform to continue generating technology-derived revenue. Further, as part of our growth strategy, we intend to continue identifying and acquiring companies that are complementary to our business, and we intend to generate revenue from integrating such acquired companies and their capabilities into our business and our reAlpha platform. To advance such strategy, during 2024 we announced the acquisitions of Naamche, Inc. and its Nepal counterpart entity Naamche, Inc. Pvt. Ltd. (collectively, “Naamche”), AiChat Pte. Ltd (“AiChat”), Hyperfast Title LLC (“Hyperfast”) and Debt Does Deals, LLC (d/b/a Be My Neighbor) (“Be My Neighbor”), and, since the beginning of 2025, GTG Financial, Inc. (“GTG Financial”). These acquisitions have added revenue, additional potential sources of revenue, technology services under our umbrella of product offerings, and, as further described below, additional operational and service-related capabilities to the reAlpha platform.

For instance, as a result of the acquisition of Be My Neighbor and GTG Financial, our in-house mortgage brokerage that operates through the reAlpha platform is now licensed to operate, in 30 U.S. states. Additionally, because of our acquisition of Hyperfast, we now can offer title, closing and settlement services in 3 U.S. states. As a result of these acquisitions, consumers using the reAlpha platform have access to these services directly in the platform, both through the web platform and iOS application. We expect to continue seeking additional strategic acquisitions that we believe will add additional sources of potential revenue and services to homebuyers using the reAlpha platform, including, but not limited to, home-showing companies, wholesale mortgage lenders, companies providing services for post-closing services (such as utility hookups, among others) and real estate brokerages owned by us. Additionally, although we have already acquired two mortgage brokerage firms and a title company, we may consider further acquisitions of companies providing such services to increase the number of U.S. states we are licensed to operate in and the potential revenue opportunities associated with expanding our geographical markets and reach of the reAlpha platform.

Before shifting our focus towards the development of our AI technologies and the reAlpha platform, our operational model was asset-heavy and built on utilizing our proprietary AI-powered technology tools for the acquisition of real estate, converting them into short-term rentals, and enabling individual investors to acquire fractional interests in these real estate properties, allowing such investors to receive distributions based on the property’s performance as a short-term rental. In the first quarter of 2024, we decided to halt these operations due to macroeconomic conditions, such as higher interest rates, inflation, and elevated property prices, which conditions persisted throughout the fiscal year 2024. This led us to sell our last real property asset for such operations, and to recognize the impairment of goodwill and intangible assets under the rental business segment. As a result, in the first quarter of 2025, our board of directors approved to discontinue our short-term rental business operations entirely. The discontinuation of our rental business segment operations meets the criteria to be reported as discontinued operations.

Business Segment

The technology services segment is currently our only reportable segment following the approval by our board of directors to discontinue our rental business segment operations. Our technology services segment offers and develops AI-based products and services to customers in various industries, including, but not limited to, real estate, retail, hospitality and education industries. Our technology development efforts are currently focused on the development and enhancement of the reAlpha platform.

Technology Services

We seek to differentiate ourselves from competitors primarily through the integration of AI into our technologies for the real estate industry. We expect that our technology services segment will benefit from the current growth of the AI industry, and we believe that we are well-positioned to take advantage of these current trends due to our early adoption of AI for the development of our technologies.

Our revenue model revolves around our mortgage services, title services and related homebuying services through the reAlpha platform, which is currently under limited availability, and services offered by our subsidiaries, such as AiChat, Naamche, Be My Neighbor, Hyperfast and GTG Financial. In order to expand the availability of the reAlpha platform, and services provided thereunder, nationwide, we will need to obtain the relevant real estate and mortgage licenses in the U.S. states we are not yet licensed in, and, until we obtain such licenses, the reAlpha platform will remain under limited availability for homebuyers in 20 counties in Florida. While the reAlpha platform is under limited availability, we will continue offering standalone mortgage brokerage services through our subsidiaries, Be My Neighbor and GTG Financial, in 30 U.S. States and digital title and escrow services through our subsidiary, Hyperfast, in 3 U.S. states. We also plan to continue acquiring companies in the real estate market that provide services relating to the homebuying process, including, but not limited to, mortgage brokerage firms, title and escrow service providers, home insurance providers and others that are complementary to our business, which we expect to generate revenues by offering such services through the reAlpha platform, or as standalone offerings to customers. We expect that our reAlpha platform will drive additional customers to these acquired companies through users interacting and buying homes on the reAlpha platform, which will expand their overall potential customer base.

Corporate History and Information

reAlpha Tech Corp., the former parent entity of the Company, was originally incorporated in Delaware on November 30, 2020. Then, in April 22, 2021, we incorporated the Company (f/k/a reAlpha Asset Management, Inc.), a subsidiary of our former parent company, in Delaware. Following the short-form merger done in accordance with Section 253 of Delaware General Corporate Law (“DGCL”) on March 21, 2023, reAlpha Tech Corp. merged with and into reAlpha Asset Management, Inc., with the Company surviving the merger, and subsequently the Company changed its name to reAlpha Tech Corp. This was a strategic move by us to consolidate both our technology capabilities and our proposed real estate syndication business.

Our common stock began trading on Nasdaq under the symbol “AIRE” on October 23, 2023.

Our principal executive office is located at 6515 Longshore Loop, Suite 100, Dublin, OH 43017. Our phone number is (707) 732-5742. Our corporate website address is www.realpha.com. The information provided on or accessible through our website is not part of this prospectus.

We are an “emerging growth company” and “smaller reporting company” as defined under U.S. federal securities laws and are subject to reduced public company reporting requirements.

THE OFFERING

Shares of Common Stock Offered by the Selling Stockholders	Up to 8,437,502 shares of common stock issuable upon exercise of the Warrants.

Common Stock to be Outstanding Immediately Following this Offering(1)	59,686,342 shares of common stock, assuming the exercise of the Warrants in full.

Use of Proceeds	We will not receive any proceeds from the shares of common stock offered by the selling stockholders pursuant to this prospectus. However, we will receive the proceeds of any cash exercise of the Warrants. We intend to use the net proceeds from any cash exercise of the Warrants, if any, for working capital and general corporate purposes, which may include repayment of debt, future acquisitions, capital expenditures and purchase of cryptocurrencies in accordance with its cryptocurrency investment policy. Please see the section entitled see “Use of Proceeds” on page 9 of this prospectus for a more detailed discussion.

Nasdaq Capital Market Symbol	Our common stock is currently listed on Nasdaq under the symbol “AIRE.” There is no established public trading market for the Warrants, and we do not expect a market to develop. We do not intend to apply for listing of the Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be limited.

Risk Factors	An investment in our securities involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 4 of this prospectus. In addition, before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in the filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

(1)	The number of shares of common stock to be outstanding after this offering is based on 51,248,840 shares outstanding as of May 6, 2025, and excludes:

●	2,407,512 shares of common stock available for future issuance under the Company’s 2022 Equity Incentive Plan (as amended, the “2022 Plan”);

●	1,271,940 shares of common stock issuable upon the vesting of outstanding restricted stock units under the 2022 Plan;

●	264,063 shares of common stock issuable upon the conversion of outstanding shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”);

●	Approximately 4,114,582 shares of common stock, subject to adjustment in connection with the rounding of fractional shares upon issuance thereof, issuable upon exercise of warrants dated November 24, 2023 at $0.75 per share (the “Follow-On Warrants”); and

●	1,700,884 shares of common stock issuable upon exercise of warrants dated October 23, 2023 at $371.90 per share (the “GEM Warrants”).

Except as otherwise indicated, the information in this prospectus assumes no exercise of any outstanding Follow-On Warrants or GEM Warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before you decide to invest in our securities, you should carefully consider the following risks and uncertainties as well as the risks and uncertainties described under the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2024, and our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, together with other information in this prospectus, the information and documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not currently known to us, or that we currently view as immaterial, may also impair our business, operating results, prospects or financial condition. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that case, the trading price of our common stock could decline and you might lose all or part of your investment.

Risks Related to this Offering and our Capital Stock

A sale of a substantial number of shares of common stock by the selling stockholders could cause the price of our common stock to decline.

The shares of common stock covered by this prospectus represent a large number of shares of our common stock, and, following the effectiveness of the registration statement of which this prospectus forms a part, such shares of common stock may be sold by the selling stockholders in the public market without restriction. If the selling stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, substantial amounts of the shares of common stock in the public market, the price of our common stock may decline. Additionally, such conditions may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our management will have broad discretion over the use of the proceeds from the exercise of the Warrants, if any, you may not agree with how we use the proceeds, and such proceeds may not be invested successfully.

Our management will have broad discretion in the application of the proceeds from the exercise of the Warrants, if any, and our stockholders will not have the opportunity as part of their investment decision to assess whether the proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the proceeds from the exercise of the Warrants, if any, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business. See “Use of Proceeds” on page 9 for a description of our proposed use of proceeds from this offering.

We do not intend to pay dividends to holders of our common stock in the foreseeable future.

We have never paid cash dividends on our common stock and currently do not plan to pay any cash dividends in the foreseeable future.

We can issue and have issued shares of preferred stock, which may adversely affect the rights of holders of our common stock.

Our certificate of incorporation, as amended from time to time (the “certificate of incorporation”) authorizes us to issue up to 5,000,000 shares of preferred stock with designations, rights and preferences determined from time-to-time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of holders of our common stock. For example, an issuance of shares of preferred stock could:

●	adversely affect the voting power of the holders of our common stock;

●	make it more difficult for a third party to gain control of us;

●	discourage bids for our common stock at a premium;

●	limit or eliminate any payments that the holders of our common stock could expect to receive upon our liquidation; or

●	otherwise adversely affect the market price or our common stock.

We have in the past issued, and we may at any time in the future issue, shares of preferred stock. In connection with the acquisition of GTG Financial and our transaction with Mercurius Media Capital LP, we issued 14,063 and 250,000 shares of our Series A Preferred Stock, respectively. Subject to and in accordance with the terms of the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”), each share of Series A Preferred Stock is convertible into one share of our common stock at the election of the holder during the initial 3 year-period following the issuance of such share of Series A Preferred Stock, and each share is automatically convertible at the end of such 3-year period following the issuance thereof, subject to certain beneficial ownership limitations. Each share of Series A Preferred Stock also has voting rights to vote on any matter presented to our stockholders on an as-converted basis and it ranks senior to our common stock as to distributions and payments upon our liquidation, dissolution and winding up. Further, our outstanding shares of Series A Preferred Stock accrue dividends in an amount equal to 3% per annum on its stated value of $20 per share, which will be payable in additional shares of Series A Preferred Stock or cash, to the extent there are any funds legally available therefor.

We may choose not to pay the accrued dividends of our Series A Preferred Stock in cash, may not have sufficient available cash to pay the dividends as they accrue or may be prohibited contractually, or pursuant to applicable law, from paying such dividends in cash. The payment of the dividends could reduce our available cash on hand, have a material adverse effect on our results of operations and cause the value of our stock to decline in value. Additionally, the issuance of shares of common stock upon conversion of our Series A Preferred Stock, including those that may be issued as payment for dividend accrued thereunder, could cause substantial dilution to the then holders of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements contained in this prospectus other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, liquidity, future revenue, projected expenses, results of operations, prospects, plans and objectives of management are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “predict,” “potential,” “opportunity,” “goals,” or “should,” and similar expressions are intended to identify forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors.

We based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in “Risk Factors” in this prospectus, and under a similar heading in any other annual, periodic or current report incorporated by reference into this prospectus or that we may file with the SEC in the future.

Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge quickly and from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement.

You should also read carefully the factors described in the “Risk Factors” section of this prospectus, and under a similar heading in any other annual, periodic or current report incorporated by reference into this prospectus, to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. You are advised to consult any further disclosures we make on related subjects in our future public filings.

PRIVATE PLACEMENT

On April 6, 2025, we entered into inducement offer letter agreements (collectively, the “Inducement Letters”) with certain holders (the “Holders”) of our existing Follow-On Warrants to purchase up to an aggregate of 4,218,751 shares of common stock, issued to the Holders on November 24, 2023 (the “Existing Warrants”). The Existing Warrants had an exercise price of $1.44 per share. Pursuant to the Inducement Letters, the Holders agreed to exercise for cash their Existing Warrants at a reduced exercise price of $0.75 per share in consideration for our agreement to issue in a private placement the Warrants to the Holders (the “Warrant Solicitation”). In connection with the Warrant Solicitation, and as a result of the consent of the holders of a majority of the outstanding Existing Warrants (based on the number of shares of common stock underlying the Existing Warrants), thereby providing the consent of the holders required to modify the terms of the Existing Warrants pursuant to the terms thereof, we also agreed to reduce the exercise price of the Existing Warrants to purchase an aggregate of 4,114,582 shares of common stock for all holders of the Existing Warrants not participating in the Warrant Solicitation to $0.75 per share. The Warrants were issued on April 8, 2025. We received aggregate gross proceeds of approximately $3.1 million from the exercise of the Existing Warrants, before deducting placement agent fees and other offering expenses payable by us.

Pursuant to the Inducement Letters, we agreed to file a registration statement on Form S-3 providing for the resale of the Warrant Shares (the “Resale Registration Statement”) within 30 calendar days of April 6, 2025 (the “Filing Date”), and to use commercially reasonable efforts to cause such Resale Registration Statement to be declared effective by the SEC within 60 calendar days following April 6, 2025 (or 90 calendar days following April 6, 2025 if the SEC notifies us that it will “review” such Resale Registration Statement) (the “Effectiveness Date”) and to keep it effective until the earlier of the time that (i) no Holder owns any Warrants or Warrant Shares or (ii) the Warrant Shares are eligible for sale under Rule 144 (assuming cashless exercise of the Warrants), without the requirement for us to be in compliance with the current public information required under Rule 144 as to such Warrant Shares and without volume or manner-of-sale restrictions. In the event that the Resale Registration Statement is not filed by the Filing Date or declared effective by the SEC by the Effectiveness Date, then, on the Filing Date or the Effectiveness Date, as applicable (each, an “Event Date”), and on each monthly anniversary of such Event Date (if the Resale Registration Statement has not been filed or declared effective by the applicable Event Date) until the Resale Registration Statement is filed or declared effective, we also agreed to pay to each holder of Warrants an amount in cash, as partial liquidated damages, equal to the product of 1.0% multiplied by the aggregate exercise price of the Warrants held by each holder of the Warrants. If we fail to pay any partial liquidated damages in full within 7 days after the date payable, then, in accordance with and subject to the terms of the Inducement Letters, we will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the holders of the Warrants, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. We have filed the registration statement of which this prospectus forms a part pursuant to the Inducement Letters.

Pursuant to the Inducement Letters, we agreed not to issue any shares of common stock or common stock equivalents or to file any other registration statement or amendment or supplement to an existing registration statement with the SEC (in each case, subject to certain exceptions) until 60 days after April 8, 2025 (the “Closing Date”). We have also agreed not to effect or agree to effect any Variable Rate Transaction (as defined in the Inducement Letters) until 180 calendar days after the Closing Date, except for, beginning 60 days after the Closing Date, shares of common stock issued under our “at-the-market” offering with H.C. Wainwright & Co., LLC (“Wainwright”) pursuant to that certain At the Market Offering Agreement by and between us and Wainwright, dated April 2, 2025.

The exercise of the Warrants and issuance of the Warrant Shares is subject to stockholder approval in accordance with Nasdaq Listing Rule 5635(d) (the “Stockholder Approval”). We agreed to either hold an annual or special meeting of stockholders or file an information statement on Schedule 14C (an “Information Statement”) on or prior to June 7, 2025, for the purpose of obtaining such Stockholder Approval, with the recommendation of our board of directors that such proposal is approved. In connection with the required Stockholder Approval, Giri Devanur, the Company’s Chief Executive Officer, and Michael J. Logozzo, the Company’s Chief Operating Officer and President (Messrs. Devanur and Logozzo together, the “Majority Stockholders”), who collectively beneficially owned approximately 58.84% of our outstanding voting capital stock as of April 14, 2025 (the “Record Date”), each entered into a Voting Agreement, dated as of April 6, 2025, pursuant to which each of the Majority Stockholders agreed to vote all their shares of common stock owned or held of record by each of them in favor of such Stockholder Approval. On the Record Date, the Majority Stockholders approved the issuance of the Warrant Shares to be issued upon exercise of the Warrants, and we filed a definitive Information Statement related to such necessary Stockholder Approval with the SEC on May 5, 2025. The Stockholder Approval will not become effective until the date that is 20 calendar days after the definitive Information Statement was first mailed or otherwise delivered to holders of our capital stock as of the Record Date.

We engaged Wainwright to act as our exclusive warrant solicitation agent in connection with the transactions summarized above. We agreed to pay Wainwright a cash fee equal to 5.0% of the gross proceeds received from the Holders’ exercise of their Existing Warrants pursuant to that certain engagement letter, by and between us and Wainwright, dated as of March 24, 2025 (the “Engagement Letter”). Pursuant to the Engagement Letter, we also agreed to reimburse Wainwright for its reasonable and documented legal fees and expenses incurred in connection with the consummation of the transactions summarized above in an amount up to $50,000.

SELLING STOCKHOLDERS

This prospectus covers the resale or other disposition by the selling stockholders identified in the table below of up to an aggregate 8,437,502 shares of our common stock issuable upon the exercise of the Warrants. The selling stockholders acquired their securities in the transactions described above under the heading “Private Placement.”

The Warrants held by the selling stockholders contain limitations which prevent the holders from exercising such Warrants if such exercise would cause the selling stockholders, together with certain related parties, to beneficially own a number of shares of common stock which would exceed 4.99% (or, at the election of the holder, 9.99%) of our then outstanding shares of capital stock following such exercise, excluding for purposes of such determination, shares of common stock issuable upon exercise of the Warrants that have not been exercised. Further, the Warrants will be exercisable only upon the effective date of the Stockholder Approval, therefore, for purposes of the table below, we have assumed that the Stockholder Approval has been deemed effective.

The table below lists the selling stockholders and sets forth other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders as of May 6, 2025. The second column lists the number of shares of common stock beneficially owned by each selling stockholder prior to this offering, based on its ownership of our shares of common stock and Warrants as of May 6, 2025, assuming exercise of the Warrants held by the selling stockholders on that date, without regard to any limitations on exercises. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. The fourth column lists the shares of common stock beneficially owned by each selling stockholder after this offering, assuming the sale of all of the shares of common stock covered by this prospectus and the exercise of the Warrants held by the selling stockholders. The fifth column lists the percentage of our issued and outstanding shares of common stock to be owned by selling stockholders assuming the sale of all of the shares of common stock covered by this prospectus and the exercise of the Warrants held by the selling stockholders, accounting for any beneficial ownership limitations on the exercise of the Warrants contained therein.

Except as described above, the number of shares of common stock beneficially owned by each selling stockholder has been determined in accordance with Rule 13d-3 under the Exchange Act, and includes, for such purpose, shares of common stock that such selling stockholder has the right to acquire within 60 days of May 6, 2025.

All information with respect to the common stock ownership of the selling stockholders has been furnished by or on behalf of the selling stockholders. We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the footnotes to the table below, the selling stockholders have sole voting and dispositive power with respect to the shares of common stock reported as beneficially owned by the selling stockholders. Because the selling stockholders identified in the table may sell some or all of the shares of common stock beneficially owned by them and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock, no estimate can be given as to the number of shares of common stock available for resale hereby that will be held by the selling stockholders upon termination of this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock they beneficially own after the date on which they provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the selling stockholders will sell all of the shares of common stock owned beneficially that are covered by this prospectus, but will not sell any other shares of common stock presently owned. Except as set forth below, the selling stockholders have not held any position or office, or have otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares of common stock or other securities.

Name of Selling Stockholder	Shares Owned Prior to Offering(1)		Shares Offered by this Prospectus(1)	Shares Owned After Offering		Percentage of Shares Beneficially Owned After Offering(2)
3i, LP	156,250	(3)	156,250	-		-
Lind Global Fund II LP	729,168	(4)	729,168	-		-
Sabby Volatility Warrant Master Fund, Ltd.	10,332,353	(5)	7,291,668	2,991,525	(6)	4.99%
District 2 Capital Fund LP	156,250	(7)	156,250	-		-
KBB Asset Management	104,166	(8)	104,166	-		-

*	Less than 1%

(1)	Includes the Warrant Shares, although the Warrants are subject to 4.99% (or, at the election of the holder, 9.99%) beneficial ownership limitations, as applicable, and assumes that the Stockholder Approval has been deemed effective.

(2)	Percentages are based on 59,686,342 shares of common stock and 264,063 shares of Series A Preferred Stock issued and outstanding as of May 6, 2025 (assuming the issuance of the Warrant Shares upon exercise of the Warrants on that date).

(3)	Includes 156,250 shares of common stock issuable upon the exercise of the Warrants, subject to a beneficial ownership blocker of 4.99%. The securities are directly held by 3i, LP and may be deemed to be beneficially owned by Maier J. Tarlow, who has investment and dispositive power over the securities. The address of 3i, LP and Mr. Tarlow is 2 Wooster Street, Floor 2, New York, NY 10013.

(4)	Includes 729,168 shares of common stock issuable upon the exercise of the Warrants, subject to a beneficial ownership blocker of 4.99%. The securities are directly held by Lind Global Fund II LP and may be deemed to be beneficially owned by Jeff Easton, who has investment and dispositive power over the securities. The address of Lind Global Fund II LP and Mr. Easton is 444 Madison Avenue, 41st Floor, New York, NY 10022.

(5)	Includes (i) 2,991,525 shares of common stock; (ii) 49,160 shares of common stock being held in abeyance that were not issued upon Sabby Volatility Warrant Master Fund, Ltd.’s exercise of Existing Warrants, because such warrants were subject to a beneficial ownership blocker of 4.99%; and (iii) 7,291,668 shares of common stock issuable upon the exercise of the Warrants, subject to a beneficial ownership blocker of 4.99%. The securities are directly held by Sabby Volatility Warrant Master Fund, Ltd. and may be deemed to be beneficially owned by Hal Mintz, who has investment and dispositive power over the securities.

(6)	Excludes 49,160 shares of common stock being held in abeyance that were not issued upon Sabby Volatility Warrant Master Fund, Ltd.’s exercise of Existing Warrants, because such warrants were subject to a beneficial ownership blocker of 4.99%.

(7)	Includes 156,250 shares of common stock issuable upon the exercise of the Warrants, subject to a beneficial ownership blocker of 4.99%. The securities are directly held by District 2 Capital Fund LP and may be deemed to be beneficially owned by Michael Bigger, who has investment and dispositive power over the securities. The address of District 2 Capital Fund LP and Mr. Bigger is 14 Wall Street, 2nd Floor, Huntington, NY 11743.

(8)	Includes 104,166 shares of common stock issuable upon the exercise of the Warrants, subject to a beneficial ownership blocker of 4.99%. The securities are directly held by KBB Asset Management and may be deemed to be beneficially owned by Steve Segal, who has investment and dispositive power over the securities. The address of KBB Asset Management and Mr. Segal is 47 Calle Del Sur, Palm Coast, FL 32137.

USE OF PROCEEDS

The common stock to be offered and sold using this prospectus will be offered and sold by the selling stockholders named in this prospectus. Accordingly, we will not receive any proceeds from any sale of shares of common stock in this offering. We will pay all of the fees and expenses incurred by us in connection with this registration. However, we will receive the proceeds of any cash exercise of the Warrants.

We intend to use the net proceeds from any cash exercise of the Warrants, if any, for working capital and general corporate purposes, which could include repayment of debt, future acquisitions and capital expenditures. Pending application of the net proceeds as described herein, we intend to invest the net proceeds from this offering into cryptocurrencies in accordance with our cryptocurrency investment policy or hold as cash. We cannot predict whether the proceeds invested will yield a favorable, or any, return.

We entered into a note purchase agreement with Streeterville Capital, LLC, on August 14, 2024, pursuant to which we issued and sold a secured promissory note (the “Note”), which had a principal balance of $5,455,000 upon its issuance that is due on February 14, 2026. Interest under the Note accrues at a rate of 8% per annum, and as of May 1, 2025, we have accrued $322,924 of interest. Under the terms of the Note, the lender may redeem up to $545,000 of the Note per month, commencing seven months after the date of issuance of the Note and at any time thereafter until the Note is paid in full, which redemptions are also subject to redemption premiums. Additionally, we can prepay all or any portion of the outstanding principal balance of the Note, provided, however, that if we elect to prepay the Note in part, we will be required to pay an amount in cash equal to 109% of the portion of the outstanding balance that we elect to prepay. The net proceeds from the Note have been primarily used for working capital needs, strategic acquisitions or acquisitions of businesses complementary to ours. To the extent needed, we may use net proceeds from this offering to repay, or prepay, a portion or all of the Note’s principal balance or accrued interest or redemption payments thereunder.

This represents our best estimate based on the current status of our business, but, other than as indicated, we have not reserved or allocated amounts for specific purposes and cannot specify with certainty how or when we will use any of the net proceeds. The actual amounts and timing of our expenditures will depend on various factors, and management will have broad discretion in applying the proceeds from this offering. See “Risks Related to this Offering and our Capital Stock – Our management will have broad discretion over the use of the proceeds from the exercise of the Warrants, if any, you may not agree with how we use the proceeds, and such proceeds may not be invested successfully.”

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep the registration statement of which this prospectus forms a part effective until the earlier of the time that (i) no Holder owns any Warrants or Warrant Shares or (ii) the Warrant Shares are eligible for sale under Rule 144 (assuming cashless exercise of the Warrants), without the requirement for us to be in compliance with the current public information required under Rule 144 as to such Warrant Shares and without volume or manner-of-sale restrictions. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Our common stock is listed on Nasdaq under the symbol “AIRE.”

DESCRIPTION OF CAPITAL STOCK

The following description summarizes important terms of the classes of our capital stock based on our certificate of incorporation and bylaws (as amended and restated from time to time, the “bylaws”). This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation, our bylaws and the DGCL.

Our authorized capital stock currently consists of 200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of “blank check” preferred stock, par value $0.001 per share.

As of May 6, 2025, there were 51,248,840 shares of common stock outstanding and 264,063 shares of Series A Preferred Stock outstanding.

Common Stock

Voting Rights. The holders of shares of our common stock are entitled to one vote for each share held on record on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends in the foreseeable future. The holders of our common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of legally available funds. Any dividend declared by the board of directors must be equal, on a per share basis.

Liquidation Rights. In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of common stock are entitled to share in the net assets legally available for distribution to stockholders after the payment of debts and other liabilities of the Company, subject to the superior rights of holders of our Series A Preferred Stock.

Blank Check Preferred Stock

Our board of directors has the authority to issue undesignated shares of “blank check” preferred stock in one or more series and to fix the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of each such series, including, without limitation, dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the stockholders. The issuance of additional preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock and could, among other things, have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders.

Series A Convertible Preferred Stock

On February 20, 2025, we filed the Certificate of Designation (as defined above) with the Secretary of State of the State of Delaware, designating 1,000,000 shares of the 5,000,000 shares of the authorized but unissued class of our stock known as preferred stock as Series A Preferred Stock.

Stated Value. The Series A Preferred Stock has a stated value of $20 per share (the “Stated Value”).

Conversion Price. The Series A Preferred Stock has a conversion price per share of $20 per share, subject to adjustments provided in the Certificate of Designation (the “Conversion Price”).

Voting Rights. The holders of outstanding shares of Series A Preferred Stock will be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by such holder are convertible at the Conversion Price as of the record date for determining stockholders entitled to vote on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting).

Dividends. Commencing on the issuance date of a share of Series A Preferred Stock, each such share of Series A Preferred Stock outstanding and not converted into common stock will accrue dividends on a daily basis at a per annum rate of 3.0% of the Stated Value, which dividends will be payable no later than 60 calendar days after the end of each Dividend Period (as defined in the Certificate of Designation) in accordance with and subject to the terms and conditions of the Certificate of Designation (the “Preferred Dividends”). If any shares of Series A Preferred Stock are converted in accordance with and subject to the terms and conditions of the Certificate of Designation on a Conversion Date (as defined in the Certificate of Designation) during the period after the last day of a Dividend Period and prior to the close of business on the corresponding Dividend Record Date (as defined in the Certificate of Designation) for such Dividend Period, and the Company has not paid the entire amount of the Preferred Dividends payable for such corresponding Dividend Period, then the amount of Preferred Dividends with respect to such shares of Series A Preferred Stock will be added to the Liquidation Amount (as defined below) for purposes of such conversion, which Liquidation Amount is the amount, as of any date and with respect to any share of Series A Preferred Stock, equal to the sum of (x) the Stated Value and (y) accrued but unpaid dividends, if any, on such share of Series A Preferred Stock (the “Liquidation Amount”). If any shares of Series A Preferred Stock are instead converted in accordance with and subject to the terms and conditions of the Certificate of Designation on a Conversion Date during the period after the close of business on any Dividend Record Date and prior to the close of business on the corresponding Dividend Payment Date (as defined in the Certificate of Designation), then the amount of Preferred Dividends with respect to such shares of Series A Preferred Stock (the “Residual Payments”), at the Company’s option, will either (x) be paid in cash on or prior to the date of such conversion or (y) if not paid in cash, be added to the Liquidation Amount for purposes of such conversion.

Liquidation Preference. The Series A Preferred Stock ranks: (i) senior to all of the common stock, (ii) senior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms junior to any Series A Preferred Stock (“Junior Securities”), (iii) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock (“Parity Securities”) and (iv) junior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to any Series A Preferred Stock (“Senior Securities”), in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily. In the event of the Company’s liquidation, dissolution or winding up, holders of the Series A Preferred Stock will be entitled to, subject to the superior rights of the holders of any Senior Securities, (i) receive, in preference to any distributions of any of the assets, whether capital or surplus, of the Company to the holders of the common stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, (a) any Residual Payments and (b) the Liquidation Amount with respect to such shares of Series A Preferred Stock, in each case, before any payments shall be made or any assets distributed to holders of any class of common stock or Junior Securities; and (ii) participate pari passu with the holders of common stock (on an as-converted to common stock basis and disregarding for such purpose any Beneficial Ownership Limitation (as defined in the Certificate of Designation)) in the remaining distribution of the net assets of the Company available for distribution.

Conversion. The Series A Preferred Stock is convertible at the option of the holder at any time during the period beginning on the date of issuance of such Series A Preferred Stock and ending on the date that is 3 years following the respective issuance date thereof (the “Conversion Period”) into a number of Conversion Shares equal to the Liquidation Amount of such share of Series A Preferred Stock divided by the Conversion Price, subject to any Beneficial Ownership Limitation. On the business day after the expiration of the Conversion Period of a Series A Preferred Stock, each such share of Series A Preferred Stock will automatically convert into a number of Conversion Shares equal to the Liquidation Amount of such shares of Series A Preferred Stock divided by the Conversion Price, subject to any Beneficial Ownership Limitation.

Warrants

GEM Warrants

On October 23, 2023, we issued the GEM Warrants (as defined above) in connection with a Share Purchase Agreement between us and GEM Global Yield LLC SCS (“GEM Yield”) and GEM Yield Bahamas Limited (“GYBL,” and collectively, “GEM”), dated December 1, 2022 (the “GEM Agreement”).

The GEM Warrants have an exercise price of $371.90 per share and contain weighted average anti-dilution provisions that provide that if the Company issues shares of common stock, or securities convertible into or exercisable or exchangeable for shares of common stock, subject to certain exceptions, at a price per share that is less than the then-current GEM Warrants exercise price, then then the exercise price of the GEM Warrants will be proportionally reduced by application of a formula provided for in the GEM Warrants that takes into account such new issuance price in light of the number of shares issued and to be issued. In addition to the foregoing adjustment, on the one-year anniversary of our Nasdaq listing, if all or any portion of the GEM Warrants remain unexercised and the average daily closing price of the common stock on Nasdaq over the 10-days preceding such anniversary is less than 90% of the then-current exercise price of the GEM Warrants (the “Baseline Price”), or less than $334.71 per share, then the exercise price of such remaining GEM Warrants would be adjusted to 110% of the Baseline Price. Due to an ongoing dispute with GYBL regarding the GEM Warrants, there is uncertainty about the enforceability of the GEM Warrants and its terms. If the dispute is not resolved through negotiations and the ongoing disputes are adversely determined against us, we may be required to adjust the GEM Warrants’ exercise price downward significantly. Additionally, given the ongoing dispute with GYBL, the exercise price of the GEM Warrants were not adjusted at its one-year anniversary pursuant to the GEM Warrant’s terms and, to the extent any shares of our common stock are sold at a price per share that is below the then-current exercise price of the GEM Warrants, we do not plan to adjust the exercise price of the GEM Warrants pending resolution of such disputes.

Follow-On Warrants

On November 24, 2023, we issued Follow-On Warrants (as defined above) to purchase up to 2,400,000 shares of common stock, as adjusted from time to time, pursuant to the terms and conditions of a placement agency agreement with Maxim Group LLC and a securities purchase agreement with certain purchasers, as part of a best-efforts public offering of our securities.

Exercisability. The Follow-On Warrants will be exercisable at any time after their original issuance and may be exercised until the five-year anniversary of the original issuance date. If a registration statement registering the issuance of the common stock underlying the Follow-On Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Follow-On Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Follow-On Warrant. No fractional shares of common stock will be issued in connection with the exercise of a Follow-On Warrant. As to any fraction of a share which a holder would otherwise be entitled to purchase upon exercise of the Follow-On Warrants, we shall, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Exercise Limitation. A holder will not have the right to exercise any portion of the Follow-On Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any Follow-On Warrants, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Follow-On Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price. The exercise price for the Follow-On Warrants was originally $5.00 per share, and after subsequent adjustments thereof, it is currently $0.75 per share. The exercise price and number of shares of common stock issuable upon exercise will adjust in the event of certain share dividends and distributions, share splits, share combinations, reclassifications or similar events affecting our common stock.

Adjustments. The Follow-On Warrants provided for adjustment of its original exercise price of $5.00 per share and number of shares issuable pursuant to the Follow-On Warrants if we, or any significant subsidiary thereof, as applicable, shall sell, enter into any agreement to sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or common stock equivalents, at an effective price per share that is less than the exercise price then in effect (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”), subject to certain exceptions. In the event a Dilutive Issuance occurs, the exercise price shall be reduced to equal the Base Share Price and the number of shares issuable pursuant to the Follow-On Warrants will increase such that the aggregate exercise price payable, after taking into account the decrease in the exercise price, will equal the aggregate exercise price prior to such adjustment, provided that the Base Share Price shall not be less than $1.44 (subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions). On April 6, 2025, in connection with the Warrant Solicitation, the exercise price of the Follow-On Warrants was reduced to $0.75 per share.

Transferability. Subject to applicable laws, the Follow-On Warrants may be offered for sale, sold, transferred or assigned without our consent.

Warrant Agent. The Follow-On Warrants were issued in accordance with a warrant agency agreement between VStock, as warrant agent, and us. The Follow-On Warrants are represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Exchange Listing. The Follow-On Warrants are not listed on any stock exchange.

Rights as a Stockholder. Except as otherwise provided in the Follow-On Warrants, or by virtue of such holder’s ownership of our common stock, the holder of a Follow-On Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Follow-On Warrant.

Fundamental Transactions. In the case of certain fundamental transactions affecting the Company, a holder of Follow-On Warrants, upon exercise of such Follow-On Warrants after such fundamental transaction, will have the right to receive, in lieu of shares of common stock, the same amount and kind of securities, cash or property that such holder would have been entitled to receive upon the occurrence of the fundamental transaction, had the Follow-On Warrants been exercised immediately prior to such fundamental transaction. In lieu of such consideration, a holder of Follow-On Warrants may instead elect to receive a cash payment based upon the Black-Scholes value of their Follow-On Warrants.

Governing Law. The Follow-On Warrants and the warrant agency agreement are governed by New York law.

Antitakeover Effects of Provisions of our Certificate of Incorporation and Bylaws and of Delaware Law

Certain provisions of our certificate of incorporation and the DGCL could have an anti-takeover effect and could delay, discourage or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might otherwise result in a premium being paid over the market price of our common stock, some of which are summarized in the following paragraphs below. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Stockholder Meetings

The certificate of incorporation provides that the annual meeting of stockholders will be held each year on the date and at the time and place, if any, set by our board of directors for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting. The certificate of incorporation also provides that special meetings of our stockholders may be called at any time only by the board of directors, the chairman of the board of directors or our chief executive officer acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, subject to the rights of holders of any series of preferred stock then outstanding

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the board of directors, or (3) by a stockholder who is a stockholder of record at the record date set by our board of directors for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving the advance notice required by our bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual nominated or on such other business and who has complied with the advance notice procedures of the bylaws. Stockholders generally must provide notice to our secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders.

With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (1) by or at the direction of the board of directors or (2) provided that the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by our board of directors for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving the advance notice required by our bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual nominated and who has complied with the advance notice provisions of the bylaws. Stockholders generally must provide notice to our secretary not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by us.

Amendment to our Certificate of Incorporation and Bylaws

Except for those amendments permitted to be made without stockholder approval under the DGCL, our certificate of incorporation generally may be amended only if the amendment is approved by the affirmative vote of the holders of a majority of the stock entitled to vote; provided, however, that certain amendments may only be adopted by the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the total voting power of all the then outstanding shares of the Company’s stock entitled to vote.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws with the affirmative vote of a majority of the board of directors.

Section 203 of the DGCL

We have opted out of Section 203 of the DGCL under our certificate of incorporation. As a result, pursuant to our certificate of incorporation, we are prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of our outstanding voting stock (the “acquisition”), except if:

●	our board of directors approved the acquisition prior to its consummation;

●	the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

●	the acquisition is approved by our board of directors, and by the affirmative vote of at least two-thirds vote of the non-interested stockholders in a meeting.

The restrictions described above will apply subject to certain exceptions, including if a stockholder becomes an interested stockholder inadvertently and, as soon as practicable, divests itself of ownership of such shares so that the stockholder ceases to be an interest stockholder, and, within the three (3) year period, that stockholder has not become an interested stockholder but for such inadvertent acquisition of ownership. Generally, a “business combination” or “acquisition” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock.

Our certificate of incorporation provisions that elect to opt out of Section 203 of the DGCL may make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Exclusive Forum for Certain Lawsuits

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee to us or to our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws or (iv) any action asserting a claim against use, our directors, officers or employees governed by the internal affairs doctrine.

Under our certificate of incorporation, this exclusive forum provision will not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, or for which the Court of Chancery determines there is an indispensable party not subject to its jurisdiction. For instance, the provision would not apply to actions arising under federal securities laws, including suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or the rules and regulations thereunder.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has breached such director’s duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends, redemptions or repurchases or derived an improper benefit from his or her actions as a director.

The limitation of liability provision in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Listing

Our common stock is listed on Nasdaq under the symbol “AIRE.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Mitchell Silberberg & Knupp LLP, New York, New York.

EXPERTS

The consolidated financial statements of reAlpha Tech Corp. and subsidiaries as of December 31, 2024, December 31, 2023 and April 30, 2023, have been incorporated by reference herein and in the registration statement of which this prospectus forms a part in reliance upon the report of GBQ Partners, LLC, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus to the extent that a statement contained in this prospectus or free writing prospectus provided to you in connection with this offering, or in any other document we subsequently file with the SEC that also is incorporated by reference in this prospectus, modifies or supersedes the original statement.

●	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 2, 2025;

●	our Current Reports on Form 8-K, filed with the SEC on January 29, 2025, January 30, 2025, January 31, 2025, February 6, 2025, February 10, 2025, February 18, 2025, February 21, 2025, February 24, 2025, February 27, 2025, March 10, 2025, March 17, 2025, March 21, 2025, March 28, 2025, April 2, 2025, April 7, 2025, April 11, 2025, April 30, 2025 and May 2, 2025;

●	Our Definitive Information Statement on Schedule 14C, filed with the SEC on May 5, 2025; and

●	the description of our capital stock set forth in our Registration Statement on Form 8-A, filed with the SEC on October 18, 2023, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of filing this prospectus and prior to the termination of this offering, including all such reports and other documents filed with the SEC after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement, shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents. However, we are not incorporating by reference, in each case, any information or documents that are deemed to be furnished and not filed in accordance with SEC rules, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Upon written or oral request made to us at the address or telephone number below, we will, at no cost to the requester, provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus (other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into that filing), but not delivered with this prospectus:

reAlpha Tech Corp.

6515 Longshore Loop, Suite 100

Dublin, OH 43017
(707) 732-5742

Attention: Chief Operating Officer and President

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our securities, reference is made to our SEC filings and the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the web site of the SEC referred to above. We also maintain a website at realpha.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

8,437,502 Shares of Common Stock

Issuable Upon Exercise of Outstanding Warrants

PRELIMINARY PROSPECTUS

           , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee.

Amount
SEC Registration Fee	$816.15
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	5,500
Total expenses	$31,316.15

Item 15. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and to the certificate of incorporation and the bylaws, each as amended and restated from time to time, of reAlpha Tech Corp., a Delaware corporation.

As permitted by Section 102 of the DGCL, the certificate of incorporation and bylaws that became effective upon our Nasdaq listing contain provisions that limit or eliminate the personal liability of our officers and directors for a breach of their fiduciary duty as a director and/or officer, as applicable. For example, the fiduciary duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation will also authorize us to indemnify our officers, directors, and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the DGCL, our bylaws will provide that:

●	we may indemnify our directors, officers, and employees to the fullest extent permitted by the DGCL, subject to limited exceptions; and

●	the rights provided in our bylaws are not exclusive.

Our certificate of incorporation and our bylaws provide for the indemnification provisions described above and elsewhere herein. We will enter into, and intend to continue to enter into, separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

We have purchased and currently intend to maintain insurance on behalf of each and every person who is or was a director or officer of the Company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 16. Exhibits.

Number	Document

1.1**	At The Market Offering Agreement by and between reAlpha Tech Corp. and H.C. Wainwright & Co., LLC, dated April 2, 2025 (previously filed as Exhibit 1.1 of Form 8-K filed with the SEC on April 2, 2025).

2.1**	Membership Interest Purchase Agreement by and among reAlpha Tech Corp. and turnit Holdings, LLC, dated as of December 31, 2022 (previously filed as Exhibit 9.1 of Form 1-U filed with the SEC on May 23, 2023).

2.2**	Membership Interest Purchase Agreement First Side Letter by and among reAlpha Tech Corp. and turnit Holdings, LLC, dated as of December 31, 2022 (previously filed as Exhibit 9.2 of Form 1-U filed with the SEC on May 23, 2023).

2.3**	Membership Interest Purchase Agreement Second Side Letter by and among reAlpha Tech Corp. and turnit Holdings, LLC, dated as of December 31, 2022 (previously filed as Exhibit 9.3 of Form 1-U filed with the SEC on May 23, 2023).

2.4**	Membership Interest Purchase Agreement, dated as of September 8, 2024, among reAlpha Tech Corp., Debt Does Deals, LLC (d/b/a Be My Neighbor), Christopher B. Griffith and Isabel Williams (previously filed as Exhibit 2.1 of Form 8-K filed with the SEC on September 9, 2024).

2.5**	Stock Purchase Agreement by and Among Roost Enterprises, Inc. dba Rhove, the Sellers and reAlpha Tech Corp., dated March 24, 2023 (previously filed as Exhibit 1.1 of Form 1-U filed with the SEC on March 27, 2023).

2.6**	Restricted Stock Purchase Agreement by and between reAlpha Tech Corp. and Silicon Valley Bridge Bank, N.A., dated as of March 24, 2023 (previously filed as Exhibit 1.2 of Form 1-U filed with the SEC on March 27, 2023).

2.7#**	Certificate of Ownership and Merger, filed March 21, 2023 (previously filed as Exhibit 2.1 of Form 1-U filed with the SEC on March 24, 2023).

2.8#**	Stock Purchase Agreement, dated as of December 3, 2023, among reAlpha Tech Corp., Naamche, Inc., the Sellers and the Sellers’ Representative (previously filed as Exhibit 10.1 of Form 8-K filed with the SEC on December 4, 2023).

2.9#**	Amended and Restated Stock Purchase Agreement, dated as of February 2, 2024, among reAlpha Tech Corp., Naamche, Inc. Pvt. Ltd., the Sellers and the Sellers’ Representative (previously filed as Exhibit 10.1 of Form 8-K filed with the SEC February 8, 2024).

2.10#**	Business Acquisition and Financing Agreement, dated as of July 12, 2024, among reAlpha Tech Corp., AiChat Pte. Ltd., AiChat10X Pte. Ltd. and Kester Poh Kah Yong (previously filed as Exhibit 10.1 of Form 8-K filed with the SEC on July 15, 2024).

2.11#**	Membership Interest Purchase Agreement, dated as of September 8, 2024, among reAlpha Tech Corp., Debt Does Deals, LLC (d/b/a Be My Neighbor), Christopher B. Griffith and Isabel Williams (previously filed as Exhibit 2.1 of Form 8-K filed with the SEC on September 9, 2024).

2.12#**	Membership Interest Purchase Agreement, dated as of November 20, 2024, among reAlpha Tech Corp., USRealty Brokerage Solutions, LLC, Unreal Estate LLC and Unreal Estate Inc (previously filed as Exhibit 2.1 of Form 8-K filed with the SEC on November 21, 2024).

2.13#**	Stock Purchase Agreement, dated as of February 20, 2025, among reAlpha Tech Corp., GTG Financial, Inc. and Glenn Groves. (previously filed as Exhibit 2.1 of Form 8-K filed with the SEC on February 24, 2025).

4.1**	Form of Warrant (previously filed as Exhibit 6.3 of Form 1-U filed with the SEC on December 5, 2022).

4.2**	Form of Common Warrant (previously filed as Exhibit 4.1 of Form 8-K filed with the SEC on November 21, 2023).

4.3**	Warrant Agency Agreement (previously filed as Exhibit 4.2 of Form 8-K filed with the SEC on November 21, 2023).

4.4**	Form of Warrant (previously filed as Exhibit 4.1 of Form 8-K filed with the SEC on April 7, 2025).

4.4**	Secured Promissory Note, dated as of August 14, 2024 (previously filed as Exhibit 4.4 of Form 10-Q filed with the SEC on August 14, 2024).

5.1*	Opinion of Mitchell Silberberg & Knupp LLP.

10.1**	Form of Inducement Letter (previously filed as Exhibit 10.1 of Form 8-K filed with the SEC on April 7, 2025).

23.1*	Consent of Independent Registered Public Accounting Firm – GBQ Partners, LLC.

23.2*	Consent of Mitchell Silberberg & Knupp LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (filed as part of signature page to the registration statement).

107*	Filing Fee Table.

*	Filed herewith.

**	Previously filed.

#	Certain schedules, exhibits and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish copies of such omitted materials supplementally upon request by the SEC.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement.

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be a part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Ohio, on May 6, 2025.

REALPHA TECH CORP.

By:	/s/ Giri Devanur
	Name:	Giri Devanur
	Title:	Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Giri Devanur and Piyush Phadke as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Giri Devanur	Chief Executive Officer and Chairman of the Board of Directors	May 6, 2025
Giri Devanur	(principal executive officer)

/s/ Piyush Phadke	Chief Financial Officer	May 6, 2025
Piyush Phadke	(principal financial and accounting officer)

/s/ Dimitrios Angelis	Director	May 6, 2025
Dimitrios Angelis

/s/ Brian Cole	Director	May 6, 2025
Brian Cole

/s/ Monaz Karkaria	Director	May 6, 2025
Monaz Karkaria

/s/ Balaji Swaminathan	Director	May 6, 2025
Balaji Swaminathan